KEN SWAISLAND

The Coach House

2949 Palmerston Ave.

West Vancouver, BC V7V 2X2

December 2, 2003

Hunter Gold Mining Corporation

C/o 4145 Almondel Road

West Vancouver, BC V7V 3L6

Attention: George Otten

Re: Purchase of Hunter Gold Mining Corporation (the "Target") from George Otten and Jim Blair (the "Principal Vendors") and the other shareholders of the company (the "Other Vendors") by Ken Swaisland (the "Purchaser").

Dear Sir:

I confirm that I will pay the sum of $3,000,000 in United States Currency to the Vendors to purchase all the shares of Hunter Gold Mining Corporation on or before March 31, 2004 subject to the following conditions:

  The Purchaser shall have until March 15, 2004, to complete its due diligence review and can terminate this letter agreement at any time prior to March 15, 2004 by notice pursuant to clause 6.

  The Purchaser shall present any formal documentation that it requires for signature to the Vendor by March 15, 2004.

  The Principal Vendors agrees to provide any and all documentation that it has in its possession and is required by the Purchaser, and assist in any way it is able during the due diligence period.

  The Principal Vendors agree to ensure that all assests of Hunter Gold Mining Inc. and Hunter Gold Mining Corporation including the Bates Hunter Mine and Golden Gilpin Mill, dewatering plant, mining properties, claims, permits, and all ancillary equipment (See Tedesco's report dated March, 1997), are free and clear of any and all financial liens or encumbrances with the exception of a one percent net smelter return royalty payable to Goldrush Casino and Mining Corporation to a maximum of US $1,500,000 and that all accounts payable of each Corporation have been satisfied.

  The Purchaser agrees to provide sufficient moneys from the purchase price on or before closing to allow the Principal Vendor to satisfy paragraph 4 of this letter agreement prior to distribution of the remaining moneys to the individual Vendors in proportion to their shareholdings in the Target.

  Any notice given under this agreement will be in writing and may be sent by facsimile transmission or prepaid registered mail to the following addresses or numbers:

Ken Swaisland

The Coach House

2949 Palmerston Ave.

West Vancouver, BC V7V 2X2

Attention: Ken Swaisland

Facsimile No: 604-925-3592

Hunter Ogld Mining Corporation

C/o Blair Forrest

3rd Floor-1665 Ellis St.

Kelowna, BC VIY 2B3

Facsimile No: 250-762-6665

Attention George Otten

Yours Truly,

                                                                                                                        Accepted and agreed to by:

                                                                                                                        Hunter Gold Mining Corporation per:

/s/ Ken Swaisland                                                                                            /s/ George Otten

Ken Swaisland                                                                                                George Otten President

Accepted and agreed to by:                                                                             Accepted and agreed to by:

/s/ Jim Blair                                                                                                    /s/ George Otten

Jim Blair                                                                                                        George Otten